Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces 2006 Results as Operating Income Rises 124%
INDIANA, PENNSYLVANIA, February 13, 2007 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its 2006 results. Revenues, operating income, EBITDA1 and net income all reached record levels.
•	Revenues totaled $244.6 million, an 86% increase over the prior year.

•	Operating income increased 124% over the prior year and reached $53.0 million.

•	EBITDA, a non-GAAP measure, increased 108% over the prior year to $67.6 million.

•	Net income for 2006 totaled $31.9 million, while diluted earnings per share increased to $1.63.
Commenting on the results, David Wallace, Chief Executive Officer, stated, “We are extremely pleased with the 2006 performance. Revenue growth in 2006 allowed us to maintain strong earnings despite start-up costs associated with our new service centers. Completion of the Company’s follow-on common stock offering in December 2006 provided the Company with a strong financial foundation to continue its growth in the future. We continued to see increased activity in each of our operating regions and solid growth opportunities within each operating region.”
Revenue was $244.6 million for the year ended December 31, 2006 compared to $131.7 million for the year ended December 31, 2005, an increase of 86%. Each of our operating regions had revenue increases over the same period in 2005. Increased activity levels at new and existing service centers, coupled with pricing improvements, led to the increases in 2006. Stimulation, nitrogen, cementing and down-hole surveying revenues amounted to 58.4%, 10.4%, 21.0% and 10.2% of our revenues in 2006, respectively.
Cost of revenue increased 84% to $165.9 million for the year ended December 31, 2006 compared to $90.3 million for the year ended December 31, 2005. The increase in cost of revenues was due primarily to our increased activity levels. As a percentage of revenue, cost of revenue decreased to 67.8% in 2006 from 68.5% in the same period of 2005. The primary reason for this decrease was increased utilization at new and existing service centers, coupled with improved pricing.
SG&A expenses were $25.7 million for the year ended December 31, 2006 compared to $17.8 million for the year ended December 31, 2005, an increase of 44%. New centers amounted to $7.1 million of the increase in 2006 compared to 2005. The Company hired additional personnel during 2006 to manage the growth in our operations. As a percentage of revenue, the portion of labor expense included in SG&A expenses decreased from 7.1% in 2005 to 6.0% in 2006. Aggregate labor expense increased $3.6 million to $10.3 million in 2006.
Operating income was $53.0 million for the year ended December 31, 2006 compared to $23.7 million for the year ended December 31, 2005, an increase of 124%. As a percentage of revenue, operating income increased from 18.0% in 2005 to 21.7% in 2006. This increase in operating income was partially offset by the increases in the Company’s cost of revenue and SG&A expenses as described above.
In December 2006, the Company completed its follow-on stock offering of 3,690,000 shares of its common stock. Proceeds to the Company, net of underwriting discount and offering expenses, were approximately $88.6 million. After completion of the offering, the Company had 23,352,567 shares of common stock outstanding. Proceeds from the offering were used to repay debt and fund capital expenditures. Capital expenditures totaled $75.1 million for the year ended December 31, 2006 as compared to $39.9 million for the year ended December 31, 2005.
In the fourth quarter 2006, the Company’s revenues increased to $75.1 million, up 82% compared to $41.2 million in the prior year’s fourth quarter and up 12% compared to $67.2 million reported in the previous quarter. Increased activity levels and pricing improvement led to the increases in fourth quarter of 2006 when compared to the prior year’s fourth quarter.
Cost of revenue was $51.3 million, up 87% compared to $27.4 million in the prior year’s fourth quarter and up 14% compared to $45.2 million in the previous quarter. Increased activity levels led to the increases in the fourth quarter of 2006. As a percentage of revenue, cost of revenue increased to 68% for fourth quarter of 2006 from 67% for the fourth quarter in the previous year. This percentage increase was primarily due to higher labor expenses as a percentage of revenues in the fourth quarter of 2006 versus the fourth quarter of 2005.

In the fourth quarter 2006, the Company’s SG&A expenses increased to $7.2 million, up 17% compared to $6.2 million in the prior year’s fourth quarter and up 6% compared to $6.8 million reported in the previous quarter. As a percentage of revenue, SG&A expenses decreased to 10% for the fourth quarter of 2006 from 15% in the previous year.
Operating income for the fourth quarter was $16.6 million, up 120% compared to $7.6 million in the prior year’s fourth quarter and up 9% compared to $15.2 million in the previous quarter. Net income for fourth quarter totaled $9.8 million, while diluted earnings per share increased to $0.49.
The Company will host a conference call on Tuesday, February 13th at 11:00 a.m. ET to review these results. To participate in the call, please dial 800-901-5248 and ask for the Superior Well Services, Inc. 2006 financial results conference call. The confirmation code for the meeting is 70256494. A replay of the call will be available through February 13th at 888-286-8010. The conference ID for the replay is 84267593.
A simultaneous webcast of the call may be accessed over the Internet at www.superiorwells.com using the investor relations section of the website. The webcast will be archived for replay on the Company’s website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

1 The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning the Company’s financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (‘‘Superior Well’’) and Bradford Resources, Ltd. (‘‘Bradford’’). Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior immediately prior to its completion of an initial public common stock offering in August 2005.
At December 31, 2005, the Company’s consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well, Bradford and Superior GP. Superior Well and Bradford (“Partnerships”) were previously entities under common control arising from common direct or indirect ownership of each. The transfer of the Partnerships’ assets and liabilities to Superior represented a reorganization of entities under common control and was accounted for at historical cost. The year ended December 31, 2005 includes Partnership activities until August 2005, which was the date the reorganization. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes. The statement of income reflects federal and state income taxes for the five months of operations that occurred after the reorganization. Additionally, Superior recorded a non-cash adjustment of $8.6 million to establish deferred tax asset and liabilities arising from the differences in financial statement and tax bases of assets and liabilities that existed at the date of reorganization. Accordingly, the $8.6 million non-cash adjustment is included in the deferred income tax provision for the year ended December 31, 2005.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
			%			%
	2005	2006	change	2005	2006	change
Revenue	$41,189	$75,145	82%	$131,733	$244,626	86%
Cost of revenue	27,423	51,285	87%	90,258	165,877	84%

Gross profit	13,766	23,860	73%	41,475	78,749	90%
Selling, general and administrative expenses	6,200	7,224	17%	17,809	25,716	44%

Operating income	7,566	16,636	120%	23,666	53,033	124%
Interest expense	(14)	(314)		(566)	(478)
Other (expense) income	(92)	(33)		193	159

Income before income taxes	7,460	16,289	118%	23,293	52,714	126%
Income taxes
Current	2,316	3,765		4,542	16,033
Deferred	650	2,750		9,284	4,758

	2,966	6,515		13,826	20,791

Net income	$4,494	$9,774		$9,467	$31,923

Basic and fully diluted earnings per share	$0.23	$0.49		$0.49	$1.63
Weighted average common shares outstanding	19,376,667	20,138,732		19,317,436	19,568,749

Revenue by operating region (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
Region	2005		2006		2005		2006

Appalachian	$20,933	50.8%	$34,776	46.3%	$71,695	54.4%	$118,943	48.6%
Southeast	9,936	24.1	15,746	21.0	34,274	26.0	58,491	23.9
Rocky Mountain	3,097	7.5	7,147	9.5	4,691	3.6	16,794	6.9
Mid-Continent.	7,223	17.6	12,252	16.3	21,073	16.0	43,566	17.8
Southwest	—	—	5,224	6.9	—	—	6,832	2.8

Total	$41,189	100.0%	$75,145	100.0%	$131,733	100.0%	$244,626	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
	2005		2006		2005		2006

Technical pumping services	$37,390	90.8%	$67,161	89.4%	$119,210	90.5%	$219,624	89.8%
Down-hole surveying services	3,799	9.2	7,984	10.6	12,523	9.5	25,002	10.2

Total revenue	$41,189	100.0%	$75,145	100.0%	$131,733	100.0%	$244,626	100.0%

Non-GAAP Accounting Measures:
The following table presents a reconciliation of EBITDA with our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Reconciliation of EBITDA to Net Income:
Net income	$4,494	$9,774	$9,467	$31,923
Income tax expense	2,966	6,515	13,826	20,791
Interest expense	14	314	566	478
Depreciation and amortization	2,536	4,531	8,698	14,453

EBITDA	$10,010	$21,134	$32,557	$67,645

Supplemental data (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006
Depreciation and amortization	$2,536	$4,531	$8,698	$14,453
Capital expenditures	12,663	20,966	39,920	75,086

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